Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “BIOPHARMX CORPORATION”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF MAY, A.D. 2020, AT 4:29 O’CLOCK P.M.

5522198 8100 SR# 20204098852	Authentication: 202950341 Date: 05-18-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:28 PM 05/18/2020
FILED 04:29 PM 05/18/2020
SR 20204098852 - File Number 5522198

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

BIOPHARMX CORPORATION

BioPharmX Corporation, a corporation organized under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the corporation is BioPharmX Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 24, 2014.

SECOND: This Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) amends the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on. April 24, 2014 (the “Prior Certificate”), as previously amended, and has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

RESOLVED, that, effective upon the filing of this Certificate of Amendment (the “Effective Time”), the Certificate of Incorporation as presently in effect be, and the same hereby is, amended to add the following two paragraphs to precede the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation:

“Contingent and effective as of the filing of this Certificate of Amendment, each twelve (12) shares of the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation (the “Reverse Split”). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Split. The Corporation will pay in cash the fair value of such fractional shares, without interest and as determined in good faith by the Board of Directors of the Corporation when those entitled to receive such fractional shares are determined.

The Certificate of Amendment to the Prior Certificate so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Prior Certificate remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 15th day of May, 2020.

By:	/s/ Steven M. Bosacki
Name:	Steven M. Bosacki
Title:	CEO